Exhibit 23.1

Patrizio & Zhao, LLC
Certified Public Accountants and Consultants	322 Route 46 West
Parsippany, NJ 07054
Tel: (973) 882-8810
Fax: (973) 882-0788
www.pzcpa.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Post-Effective Amendment 7 to a Registration Statement on Form S-1 pertaining to the registration of 24,050,440 shares of common stock of JPAK Group, Inc., of our report dated September 8, 2010 with respect to the financial statements of JPAK Group, Inc. for the years ended June 30, 2010 and 2009 and our report dated May 13, 2011 with respect to the financial statements of JPAK Group, Inc. for the quarters ended March 31, 2011 and 2010. We also consent to the reference to us under the heading “Experts” in the above referenced Registration Statement.

PATRIZIO & ZHAO, LLC

/s/ Patrizio & Zhao, LLC

Parsippany, New Jersey
June 17, 2011